Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170811) pertaining to the 2006 Stock Plan of Hollysys Automation Technologies Ltd. of our reports dated September 27, 2013, with respect to the consolidated financial statements of Hollysys Automation Technologies Ltd., and the effectiveness of internal control over financial reporting of Hollysys Automation Technologies Ltd., included in this Annual Report (Form 20-F) for the year ended June 30, 2013.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

September 27, 2013